UBS019

                            UBS U.S. EQUITY PORTFOLIO
                          INVESTMENT ADVISORY AGREEMENT

                  Agreement, made this __ day of February 1996, between UBS Investor Portfolios Trust, a trust organized under the laws of the State of New York (the "Trust"), on behalf of its series known as UBS U.S. Equity Portfolio (the "Portfolio"), and Union Bank of Switzerland, New York Branch (the "Adviser").

                  WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940 (the "1940 Act"); and

                  WHEREAS, the Portfolio, a diversified mutual fund, desires to retain the Adviser to render investment advisory and certain related administrative services, and the Adviser is willing to render such services;

                  NOW, THEREFORE, this Agreement

                              W I T N E S S E T H:

that in consideration of the premises and mutual promises hereinafter set forth, the parties hereto agree as follows:

                  1. The Portfolio hereby appoints the Adviser to act as investment adviser to the Portfolio for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

                  2. Subject to the general supervision of the Trustees of the Trust, the Adviser shall manage the investment operations of the Portfolio and the composition of the Portfolio's holdings of securities and other investments, including commodities and commodities contracts, cash, the purchase, retention and disposition thereof and agreements relating thereto, in accordance with the Portfolio's investment objective and policies as stated in the Registration Statement (as defined in paragraph 3(d) of this Agreement) and subject to the following understandings:

                           (a) the Adviser shall furnish a continuous investment program for the Portfolio and determine from time to time the securities, commodities, commodity contracts and other investments to be purchased, retained, sold or lent by the Portfolio, and the


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         portion of the assets to be invested or held uninvested as cash;

                           (b) the Adviser shall use the same skill and care in the management of the Portfolio's investments as it uses in the administration of other accounts for which it has investment responsibility as agent;

                           (c) the Adviser, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Declaration of Trust, Bylaws and Registration Statement of the Trust and with the instructions and directions of the Trustees of the Trust and will conform to and comply with the requirements of the 1940 Act and all other applicable federal and state laws and regulations;

                           (d) the Adviser shall determine the securities to be purchased, sold or lent by the Portfolio and as agent for the Portfolio will effect portfolio transactions pursuant to its determinations either directly with the issuer or with any broker and/or dealer in such securities, commodities or commodities contracts; in placing orders, the Adviser will select the brokers and/or dealers as it shall deem appropriate in conformity with the policy with respect to brokerage as set forth in the Registration Statement; and the Adviser shall also determine whether or not the Portfolio shall enter into repurchase or reverse repurchase agreements;

                           On occasions when the Adviser deems the purchase or sale of a security, commodity or commodity contract to be in the best interest of the Portfolio as well as other customers of the Adviser and to the extent permitted by applicable law, the Adviser may, but shall not be obligated to, aggregate the securities to be so sold or purchased in order to obtain best execution, including lower brokerage commissions, if applicable. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Portfolio;


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                           The Adviser may execute the Portfolio's brokerage
         (but not principal) transactions through an affiliate, provided that such transactions are effected in accordance with Rule 17e-1 under the 1940 Act and the Trust's procedures adopted thereunder as such may be amended from time to time;

                           (e) the Adviser shall maintain records with respect to the Portfolio's securities transactions as required by Section 31 of the 1940 Act and the rules and regulations thereunder, to the extent such records are necessary or appropriate to record the Adviser's transactions with respect to the Portfolio;

                           (f) the Adviser shall establish performance standards for the Portfolio's third-party service providers and oversee and evaluate the performance of such entities, provide and present quarterly management reports to the Trustees and supervise the preparation of reports for Portfolio shareholders, and the Adviser assumes no liabilities or responsibilities for the performance of the third-party service providers it is overseeing or any other responsibilities under this Agreement other than to render the services called for hereunder, on the terms and conditions provided herein; and

                           (g) the investment management services of the Adviser to the Portfolio under this Agreement are not to be deemed exclusive, and the Adviser shall be free to render similar services to others.

                  3. The Portfolio has delivered copies of each of the following documents to the Adviser and will promptly notify and deliver to it all future amendments and supplements, if any:

                           (a) Declaration of Trust of the Trust (such
         Declaration of Trust, as presently in effect and as amended from time to time, is herein called the "Declaration of Trust");

                           (b) Bylaws of the Trust (such Bylaws, as presently in effect and as amended from time to time, are herein called the "Bylaws");

                           (c) Certified resolutions of the Trustees of the Trust authorizing the appointment of the Adviser and approving the form of this Agreement;


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                           (d) The Trust's Notification of Registration on Form
         N-8A and its Registration Statement on Form N-1A (No. 811-____) under the 1940 Act (the "Registration Statement"), each as filed with the Commission on February __, 1996, and all amendments thereto.

                  4. The Adviser agrees that all records that it maintains for the Portfolio pursuant to paragraphs 2(e) and 2(f) of this Agreement are the property of the Portfolio and it will promptly surrender copies of any of such records to the Portfolio upon the Portfolio's request.

                  5. During the term of this Agreement the Adviser will pay all expenses incurred by it in connection with its activities under this Agreement, other than the cost of securities and investments purchased or sold for the Portfolio (including taxes and brokerage commissions, if any).

                  6. For the services provided and the expenses borne pursuant to this Agreement, the Portfolio will pay to the Adviser as full compensation therefor a fee at an annual rate equal to .60% of the Portfolio's average daily net assets. This fee will be computed daily and payable monthly.

                  7. The Trust shall not use the name of the Adviser or any of its affiliates in the registration statement or other material relating to the Trust and the Portfolio in a manner not approved by the Adviser prior thereto in writing; PROVIDED, HOWEVER, that the approval of the Adviser shall not be required for any use of its or any affiliate's name that merely refers in accurate and factual terms to the Adviser's appointment hereunder or that is required by the Securities and Exchange Commission or any other appropriate regulatory, governmental or judicial authority; PROVIDED, FURTHER, that in no event shall such approval be unreasonably withheld or delayed.

                  8. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Portfolio in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless

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disregard by it of its obligations and duties under this Agreement.

                  9. This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Trust on behalf of the Portfolio at any time, without the payment of any penalty, by vote of a majority of all the Trustees of the Trust or by "vote of a majority of the outstanding voting securities" of the Portfolio (as defined in the 1940 Act and a rule thereunder) on 60 days' written notice to the Adviser, or by the Adviser at any time, without the payment of any penalty, on 60 days' written notice to the Trust. This Agreement will automatically and immediately terminate in the event of its "assignment" (as defined in the 1940 Act).

                  10. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Trustees of the Trust from time to time, have no authority to act for or represent the Portfolio in any way or otherwise be deemed an agent of the Portfolio.

                  11. Notices of any kind to be given to the Adviser by the Trust shall be in writing and shall be duly given if mailed or delivered to the Adviser at 299 Park Avenue, New York, New York 10171, Attention: General Counsel, with a copy to Richard A. Fabietti, or at such other address or to such other individual as shall be specified by the Adviser to the Trust. Notices of any kind to be given to the Trust by the Adviser shall be in writing and shall be duly given if mailed or delivered to the Trust c/o Signature Financial Group (Cayman) Limited at P.O. Box 2494, Elizabethan Square, George Town, Grand Cayman BWI or at such other address or to such other individual as shall be specified by the Trust to the Adviser.

                  12. The Trustees have authorized the execution of this Agreement in their capacity as Trustees and not individually, and the Adviser agrees that neither the shareholders nor the Trustees nor any officer, employee, representative or agent of the Trust shall be personally liable upon, or shall resort be had to their private property for the satisfaction of, obligations given, executed or delivered on behalf of or by the Portfolio and that the Trust shall look solely to the property of the Portfolio for the satisfaction of any claim hereunder.


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                  13.      This Agreement may be executed in one or more
counterparts, each of which shall be deemed to be an original.

                  14. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

                  IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day of 1996.


                                        UBS INVESTOR PORTFOLIOS TRUST
                                          on behalf of

                                        UBS U.S. EQUITY PORTFOLIO


                                        By: __________________________



                                        UNION BANK OF SWITZERLAND,
                                         NEW YORK BRANCH


                                        By: __________________________


                                        By: __________________________

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